EXHIBIT 10.1

ASSET PURCHASE AND SALE AGREEMENT

AGREEMENT dated this 9th day of December, 2008, (hereinafter “Agreement”) by and between DAW, INC., d/b/a EATON APOTHECARY #2050 a Massachusetts corporation, with a notice address of 13 Water Street, Holliston, Massachusetts 01746, (“Seller") and MASSACHUSETTS CVS PHARMACY, L.L.C., a Massachusetts limited liability company, with an office at One CVS Drive, Woonsocket, Rhode Island 02895 (“Buyer").

WHEREAS, Seller is the operator of a retail drugstore located at 30 Main Street, Topsfield, Massachusetts 01983 (the “Store”); and Nyer Medical Group (“Stockholder”) warrants that it owns all of the issued and outstanding stock of Seller ..

WHEREAS, in connection with the operation of the Store, Seller owns certain prescription files and records which Seller desires to transfer to Buyer exclusively and certain pharmacy and front store merchandise inventory which Seller desires to sell and Buyer desires to purchase upon the terms hereinafter set forth; and

In order to induce Buyer to purchase the assets (as hereinafter defined) Stockholder has entered into as of the date hereof, a guaranty of Seller’s obligations hereunder.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, Buyer and Seller agree as follows:

1.  TRANSFER OF ASSETS - PURCHASE PRICE -

Subject to the terms and conditions of this Agreement, on the Date of Inventory (hereinafter defined), Seller shall sell, transfer, assign and convey to Buyer, free and clear of all liens and security interests, the following described assets associated with the Store(“Assets”).

(a)  Merchandise Inventory.  Shall include all prescription merchandise and front store merchandise (the “Merchandise Inventory”) set forth in Schedule A (the “Inventory Instructions”). The purchase price for the prescription merchandise shall be determined by the cost factors listed in the Inventory Instructions not to exceed a maximum of $350,000.00. The purchase price for the front store merchandise shall be determined by the cost factors listed in the Inventory Instructions not to exceed a maximum of $80,000.00.

(b)  Prescription Files    (i) As part of the assets being sold hereunder, Seller shall transfer to Buyer title and possession of all prescription files records and data utilized and/or generated by Seller in the course of operating its licensed pharmacy from the Date of Inventory (hereinafter defined) and going back no less than six (6) years (or for such shorter period if Seller did not operate for six (6) years prior to the Date of Inventory).  The prescription files records and data shall include all hard copy prescriptions, customer lists, and all electronic data maintained in any format by Seller (hereinafter “Seller’s RX Data”).  Seller will work in good faith with Buyer to transfer Seller’s Rx Data in the most effective and efficient manner.  Seller shall cooperate fully with Buyer at least thirty (30) days prior to the Date of Inventory in Buyer’s efforts to convert or download Seller’s RX Data, as determined in the sole discretion of Buyer.

(ii) The purchase price for Seller’s RX Data to be delivered to Buyer exclusively shall be $500,000.00. Seller’s RX Data shall not be shared with a third party, shall not be diminished, or removed from the Store between the date of execution of this Agreement and the Date of Inventory (hereinafter defined). Payment for Seller’s RX Data shall be paid to the Seller or at Buyer’s option, paid to Seller’s secured creditors. Payment shall be delivered at Closing.

(c)  Telephone.  At no additional cost to Seller, Seller agrees to cooperate with Buyer in the transfer of the telephone lines and number(s), used in the operation of the Store.  The transfer will occur on the Date of Inventory (hereinafter defined).  Buyer shall facilitate the transfer.  Seller shall be solely responsible for the cancellation of, and final payment for, any telephone lines or services NOT forwarded to the Buyer’s store.  This includes, but is not limited to, telephone lines, FAX lines, modem lines, equipment leases and advertising.

(d)  Pharmacy Computer.   At no additional cost to Buyer, Seller agrees that Buyer will have full right to use Seller’s pharmacy computer including hardware, software and printer (the “Computer”) for a period of 180 days from the Date of Inventory. Seller warrants that the Computer shall be in working order on the Date of Inventory and Seller shall provide Buyer with the name and telephone number of Seller’s software and hardware maintenance vendors and contact person, if any, prior to the Date of Inventory. On the Date of Inventory, Buyer shall remove the Computer to Buyer’s store.  In consideration for the use of the Computer, Buyer agrees to be fully responsible for the Computer while in its possession. Buyer shall return the Computer to Seller upon the expiration of the 180 day period, with all data, including patient information, eradicated from it, but otherwise in the same condition as received, ordinary wear and tear excepted.

(e)  Goodwill.  All goodwill with respect to the Assets being sold hereunder shall be transferred to Buyer as part of the sale.

(f)  Excluded.   This sale does not include the furniture, trade fixtures, trademarks, service marks, cash, or accounts receivable of Seller.  Further, Buyer shall not assume any liability of any nature of Seller as a result of this transaction.

(g)  Purchase Price.  The amounts payable under Articles 1(a), 1(b), and 6(b) are hereinafter referred to as the “Purchase Price”.

2.  CONDUCT OF BUSINESS –

Seller agrees to carry on its business in the Store premises in its usual and customary manner up to the Date of Inventory (hereinafter defined).

3.  STORE CLOSING - PAYMENT OF PURCHASE PRICE -

(a)  Store Closing. On the evening prior to the Date of Inventory, Seller shall close the Store to the general public and the Store shall remain closed thereafter.  Seller shall, within thirty (30) days of the Date of Inventory, remove all fixtures and interior and exterior signage in reference to the Store.

(b)  Date of Inventory.  A physical inventory of the Store shall be taken on December 27, 2008, (the “Date of Inventory”) or such other date mutually agreed upon. RGIS Inventory Service and/or any other independent firm (the “Inventory Service”) shall conduct the physical inventory, at Buyer’s expense using the categories and cost factors listed in the Inventory Instructions, attached hereto and made a part hereof.  If for any reason the Date of Inventory has not occurred by January, 27, 2008, then either party may elect to terminate this agreement by written notice given to the other and upon giving such notice, both parties shall be released of all future liabilities or obligations hereunder.

(c)  Time and Place of Closing.  The closing of the purchase and sale of all the inventory and any other Assets being sold hereunder shall take place by facsimile transmission of documents including counterpart signature pages (with hard copy to follow) on a date, which shall be in no event later than three (3) business days (hereinafter the “Closing”) following the date of the actual taking of the inventory, or at such other time and place or in such manner as Buyer and Seller may agree. Buyer shall not be required to make any payment hereunder until Buyer has received a fully executed Bill of Sale and Closing Statement in a form attached hereto as Schedule B.  Buyer shall pay to Seller the Purchase Price by wire transfer to an account to be supplied by Seller, minus any amounts paid directly by check or wire transfer to Seller's secured creditors.  By execution of this Agreement, the Seller warrants and represents to Buyer that it agrees to the manner and form of payment described in the preceding sentence and that Buyer, upon making said payment in said manner and form, shall conclusively be deemed to have fulfilled its payment obligations hereunder.

(d)  Creditor List and Payoff Letters.  On the date Seller executes this Agreement Seller shall provide a list of secured creditors, which shall be attached as Schedule C and made a part hereof. The list shall contain the names, addresses, as well as the amount owed, and the name of any persons who may assert claims even though the claim may be disputed. The list of creditors may be computer generated, typed, or hand written, and must be signed by Seller. As a condition of closing, Buyer shall have received an updated creditor list and copies of pay-off letters in a form satisfactory to Buyer from such secured creditors as may be required by Buyer.

(e)  Seller and Buyer acknowledge that they have negotiated in good faith regarding the allocation of the purchase price. Buyer and Seller each agree to separately file Form 8594 with its federal income tax return for the tax year in which the closing of the Store occurs, and that neither Seller nor Buyer will take a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any allocation herein, without the written consent of the other.  Seller’s Employer Identification Number is 04-2424924.

4.  SUBJECT TO AUDIT

This Agreement is subject to an Audit to be conducted by Buyer two (2) weeks prior to the Date of Inventory (the “Audit”). The parties shall mutually agree on a time and date for the Audit. The Audit must disclose that Seller has filled an average of 811 prescriptions per week from the Store for the last six (6) months prior to the Audit.  If Seller has failed to fill the required prescriptions per week in the six (6) month period, Buyer shall have the right to terminate this Agreement. Further, upon demand Seller agrees to provide Buyer with invoices of all brand name and generic name prescription drugs for the (6) months prior to the Date of Inventory.

5.  WARRANTIES

(a)  Title.  Seller warrants and covenants that it is the owner and has good and merchantable title to all of the Assets, and that all the Assets are free and clear of liens and encumbrances. Seller shall provide Buyer with a UCC-3 Termination Statement or UCC-3 Partial Release Statement from all secured creditors.  Seller shall satisfy all Seller’s secured creditors which method may include payment to secured creditors either by Seller or by Buyer directly, prior to or at Closing.

(b)  Licenses and Permits.  Seller possesses all permits and licenses necessary for the operation of its business in the Premises and the same are now, and will be, on the Date of Inventory, in full force and effect and Seller has received no notice of, nor is there any pending or, to Seller's knowledge, any threatened proceeding relating to, the revision, cancellation or termination of any such permits or licenses.

(c)  No Legal Actions.  There are no actions, suits, labor disputes, arbitration, legal or administrative proceedings or investigations pending against Seller or, to Seller's knowledge, threatened against Seller with respect to the Store's operations or Seller's assets at the Store, and to Seller's knowledge, no such actions, disputes, proceedings or investigations are contemplated.

(d)  Compliance with Laws.  Seller has, to its knowledge, complied with all laws, regulations and ordinances applicable to its business, employees, store and Seller's assets at the Store.

(e)  Labor Matters.  With regard to the Store, Seller has complied and is in compliance with, in all material respects, applicable legal requirements pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, drug testing, polygraphs, sexual harassment, worker’s compensation, immigration, plant closing and unemployment compensation, and there are no claims, causes of action, charges, suits, complaints, administrative proceedings, arbitrations, material labor grievances, or government investigations or proceedings, pending or, to the knowledge of Seller, threatened against Seller in connection therewith.  Seller has not received notice of, nor does Seller have knowledge of any matter that could reasonably form the basis for, any such claims.  There are no collective bargaining agreements covering any employees of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller, except as disclosed in agreements furnished to Buyer.

(f)  Right to Enter into Agreement.  The parties warrant and represent that each has full right to enter into the Agreement and that there are no impediments, contractual or otherwise, to full performance hereunder.

6.  NON-COMPETITION COVENANT

(a)  Seller agrees that it will not, directly or indirectly, during the period commencing on the Date of Inventory and expiring on the three (3) year anniversary of the Date of Inventory (the “Restrictive Period”): (i) anywhere within a radius of ten (10) miles of the Buyer’s store located at 311 Newberry Street, Danvers, Massachusetts 01923 (the “Territory”), be employed by form, acquire, invest in, finance, own, operate, manage, , whether as a stockholder, partner, lessor, lessee, member, joint venture, advisor, employee, consultant or independent contractor, an enterprise (a “Competing Business”) which is engaged in the business of any pharmacy, drug store and/or health and beauty aid store operation, or any service competitive with, or having the same applications as, any products or services now sold by the Seller in the conduct of its business; (ii) hire, engage, employ or interfere with or attempt to hire, engage, employ or interfere with any current employees employed within the Territory, representatives or agents of Buyer, or any affiliates now controlling, controlled by, or under common control with Buyer (an “Affiliate”), or induce or attempt to induce any of them to leave the employ of Buyer or any Affiliate, or violate the terms of his or her contract with Buyer or any Affiliate; or (iii) call upon, solicit, advise or otherwise do or attempt to do, business with any clients, suppliers, customers or accounts of the business of Seller or the Buyer or any Affiliate or take away or interfere or attempt to take away or interfere with any custom, trade, business or patronage of the business of Seller or the Buyer or any Affiliate.

Buyer acknowledges that Seller’s continued ownership and operation of the stores located at 47 Elm Street, Danvers, Massachusetts and 23 Centennial Drive, Peabody, Massachusetts shall not be a breach of this Article 6.

(b)  Consideration.  The purchase of the Assets hereunder shall be deemed to be good and sufficient consideration for said covenant not to compete.

(c)  Remedies.  Buyer and Seller hereby agree that if either one or both or all shall breach the provisions of this Article 6, then Buyer shall have available all its right and remedies at law or in equity including the right to appropriate reimbursement from the Seller..

7.  ADVERTISING.

Seller acknowledges and agrees that it is very important that service to Seller’s customers remain uninterrupted.  To insure such continued service, Seller agrees that Buyer shall have the right to use Seller’s trade name, immediately followed by Topsfield, for a period of six (6) months from the Date of Inventory to advertise in the local newspapers and shall have the right to put signs in Buyer’s store windows and in the windows of Seller’s Store (if permitted to do so by Seller’s Landlord) notifying customers that Seller’s Store located in Topsfield, Massachusetts has closed and the prescription files have been transferred to Buyer’s store.

8.  BUYER’S INDEMNIFICATION OBLIGATION

Buyer shall indemnify, defend and hold Seller harmless from and against all losses, costs, expenses, damages, or liabilities (including court costs and reasonable attorney’s fees) incurred by Seller, arising from (a) any breach of any covenant, representation or warranty by Buyer contained in or given in writing pursuant to this Agreement, or (b) relating to Buyer’s possession or use of Seller’s Assets being sold hereunder, after the Date of Inventory, or resulting from operations or based on events, acts or omissions of Buyer which occur after such date.

9.  SELLER’S INDEMNIFICATION OBLIGATION

Seller shall indemnify, defend and hold Buyer harmless from and against any and all losses, costs, expenses, damages or liabilities (including court costs and reasonable attorneys’ fees) incurred by Buyer arising from (a) any breach of any covenant, representation or warranty by Seller contained in or given in writing pursuant to this Agreement or (b) relating to Seller’s possession or use of Seller’s Assets being sold hereunder, up to an including the Date of Inventory, or resulting from operations, or based on events, acts or omissions of Seller which occurred prior to or on such date.

10.  BULK SALES LAWS

In consideration of Buyer’s agreement to refrain from compliance with the relevant provisions of the applicable Bulk Sales laws, if applicable or other laws for the protection of creditors, Seller shall defend, indemnify and hold Buyer harmless from and/or reimburse Buyer for, any and all claims, liabilities or obligations, including the expense of defense thereof, which Buyer may suffer or incur by virtue of the noncompliance by Seller or Buyer with such applicable laws.

11. ACCESS

(a)  After the Date of Inventory, Buyer shall use commercially reasonable efforts to make Seller’s RX Data available for access to patients and disclosure to other authorized third (3rd) parties in accordance with the Health Insurance Portability and Accountability Act Privacy Standards (hereinafter ”HIPAA Privacy Standards”) and other applicable laws. Seller acknowledges and agrees that notwithstanding the foregoing, Buyer shall not assume any legal obligations of Seller under the HIPAA Privacy Standards relating to uses and disclosures of protected health information made prior to the Date of Inventory. All inquiries relating to patient rights under HIPAA Privacy Standards relating to uses or disclosures of health information made prior to the Date of Inventory shall be forwarded to Seller or its designated agent for handling.

(b)  In addition, Buyer hereby agrees to provide Seller full and free access at reasonable times and after reasonable notice from Seller, to Seller’s Rx Data transferred to Buyer and to the Computer, in the event Seller must re-file a third party claim for a third party prescription sale reimbursement, or if for a legitimate business reason Seller requires access to Seller’s RX Data transferred to Buyer pursuant to this Agreement.

12.  WARRANTIES

           The warranties and covenants contained herein shall survive the Closing, and become a part thereof, and continue in full force as though set forth for a period of five (5) years, with the exception of the indemnifications of Seller with respect to any pharmacy related issues, including misfills.  But for the explicit warranties set forth in Section 5 above, Seller makes no representations or warranty to Buyer and Buyer acknowledges and agrees that the sale hereunder is without representation or warranty of any type or nature, including fitness for a particular purpose.

13.  LICENSES

           Seller agrees to cooperate with Buyer in the transfer and/or application for licenses and all pharmacy and other permits if necessary.

14.  APPLICABLE STATE LAW

           This Agreement shall be governed by and construed and enforced in accordance with the laws of the state in which the Store is located.

15.   SEVERABILITY

           If any term or provision of this Agreement or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.  EMPLOYMENT

Buyer and Seller agree that Buyer has not offered any terms of employment to Seller or to any of Seller’s employees as consideration for the sale contemplated herein.  Buyer and Seller agree that in the event that Seller and/or any employees of Seller shall be employed by Buyer, then Seller or any individual employee of Seller, shall be an “employee-at-will” of Buyer, and Buyer shall have no contractual obligation with regard to such employment.

17.  BROKERS

The parties represent that their negotiations relative to this Agreement, have been carried on by them directly, and in such a manner as not to give rise to any claims against either party for a brokerage commission, and each party shall defend, indemnify and hold the other harmless from claims for said commission based upon its acts.

18.  COUNTERPARTS

This Agreement may be executed in separate counterparts each of which shall be an original and all of which shall be deemed to be one and the same instrument.

19.  FACSIMILE SIGNATURES

Buyer and Seller agree that a facsimile signature on this Agreement is as valid as an original signature.

20.  CONFIDENTIALITY

Buyer and Seller hereby covenant and agree to keep the information, terms, conditions, and details of any discussion and/or negotiations relating to this Agreement confidential, except to the extent necessary to carry out the party’s respective obligations prior to and after the parties execute this Agreement, and further, except as required by court order.  Accordingly, neither party will disclose any details concerning any information, terms, conditions, negotiations or transaction to any other person, without limitation, employees of Seller (except as required by law), and customers of Seller, without first obtaining the other party’s written consent, which shall not be unreasonably withheld.  Buyer acknowledges that Seller has an obligation to file notice of the transaction with the SEC and hereby consents to said notice.

21.  NOTICES

Any notice, request or other document to be given hereunder to any party shall be in writing and delivered personally, sent by certified mail, postage prepaid or sent by a commercially recognized overnight courier, provided a receipt is required if to Buyer, addressed to it at the address provided on Page 1 hereof, and if to Seller, addressed to it at the address provided on Page 1 hereof, or such other address as any party thereof shall indicate by writing as herein provided.

22.  SUCCESSORS AND ASSIGNS

This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

23.  Intentionally deleted.

24. CONDITION PRECEDENT

Notwithstanding anything contained herein to the contrary, this Agreement and the obligations of Buyer hereunder are strictly contingent upon and subject to the satisfaction by the Date of Inventory the condition set forth below:

Seller shall obtain a termination agreement from Seller’s landlord, in a form satisfactory to Buyer, whereby Seller’s landlord shall agree not to sell, rent, lease, or otherwise transfer the Store to any person, corporation, or any entity whatsoever for the purpose of operating a pharmacy, drug store, or health and beauty aid business for a period of twelve (12) months from the Date of Inventory (herein referred to as the “Landlord Restricted Period”).

In consideration of Seller obtaining the Landlord Restricted Period, Buyer agrees to pay to Seller the sum of $30,415.00.  Payment shall be made to Seller or at Seller’s instruction to Seller’s landlord and shall be delivered within 2 business days of the Inventory Date.

Seller hereby acknowledges that the benefit of the restrictions set forth herein is a material inducement to Buyer entering into this Agreement.

The provisions of this Article 24 shall survive the Closing.

25.  WAIVER OF TRIAL BY JURY -

The parties hereto waive to the fullest extent permitted by law, trial by jury in any action, proceeding or counterclaim brought by either of such parties against the other with respect to any matter whatsoever arising out of or in any way connected with this agreement.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WITNESS:	SELLER:

DAW, INC., d/b/a
EATON APOTHECARY #2050

______________________	BY: /s/ Mark A. Dumouchel
WITNESS	NAME: Mark A. Dumouchel
TITLE: President

WITNESS:	BUYER:

MASSACHUSETTS CVS PHARMACY, L.L.C.

/s/ James M. Patton	BY: /s/ Dino M. DeThomas
WITNESS	Dino M. DeThomas
VICE PRESIDENT

CVS LEGAL APPROVAL: KAB

The following schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Schedule A - Inventory Instructions
Schedule B - Bill of Sale